Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for its

Fourth Quarter and Fiscal Year Ended March 31, 2021

McLean, VA, May 11, 2021: Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended March 31, 2021. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the investors section of the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	March 31, 2021	December 31, 2020	Change	% Change
For the quarter ended:
Total investment income	$16,708	$17,372	$(664)	(3.8)%
Total expenses, net(A)	13,566	11,117	2,449	22.0

Net investment income(A)	3,142	6,255	(3,113)	(49.8)
Net realized gain	113	9,105	(8,992)	(98.8)
Net unrealized appreciation (depreciation)	17,259	(89)	17,348	NM

Net increase in net assets resulting from operations(A)	20,514	15,271	5,243	34.3

Net investment income per weighted-average common share(A)	0.09	0.19	(0.10)	(52.6)

Adjusted net investment income per weighted-average common share(B)	0.20	0.24	(0.04)	(16.7)
Net increase in net assets resulting from operations per weighted-average common share(A)	0.62	0.46	0.16	34.8
Cash distribution per common share from net investment income	0.15	0.20	(0.05)	(25.0)
Cash distribution per common share from net realized gains(C)	0.06	0.01	0.05	500.0
Weighted-average yield on interest-bearing investments	11.9%	11.9%	—	—
Total dollars invested	$5,701	$32,189	$(26,488)	(82.3)
Total dollars repaid and collected from sales	532	49,145	(48,613)	(98.9)
As of:
Total investments, at fair value	$633,829	$610,888	$22,941	3.8%
Fair value, as a percent of cost	95.5%	92.9%	2.6%	2.8
Net assets	$382,364	$368,823	$13,541	3.7
Net asset value per common share	11.52	11.11	0.41	3.7
Number of portfolio companies	28	28	—	—

	March 31, 2021	March 31, 2020	Change	% Change
For the year ended:
Total investment income	$56,627	$61,924	$(5,297)	(8.6)%
Total expenses, net(A)	38,689	25,562	13,127	51.4

Net investment income(A)	17,938	36,362	(18,424)	(50.7)
Net realized gain	10,592	44,803	(34,211)	(76.4)
Taxes on deemed distribution of long-term capital gains	—	(10,260)	(10,260)	(100.0)
Net unrealized appreciation (depreciation)	13,924	(78,139)	92,063	117.8

Net increase (decrease) in net assets resulting from operations(A)	42,454	(7,234)	49,688	NM

Net investment income per weighted-average common share(A)	0.54	1.11	(0.57)	(51.4)

Adjusted net investment income per weighted-average common share(B)	0.69	0.90	(0.21)	(23.3)
Net increase (decrease) in net assets resulting from operations per weighted-average common share(A)	1.28	(0.22)	1.50	NM
Cash distribution per common share from net investment income	0.83	0.75	0.08	10.7
Cash distribution per common share from realized gains(C)	0.10	0.28	(0.18)	(64.3)
Weighted-average yield on interest-bearing investments	11.9%	13.2%	(1.3)%	(9.8)
Total dollars invested	$95,272	$145,449	$(50,177)	(34.5)
Total dollars repaid and collected from sales	51,781	169,940	(118,159)	(69.5)
As of:
Total investments, at fair value	$633,829	$565,924	$67,905	12.0%
Fair value, as a percent of cost	95.5%	92.8%	2.7%	2.9
Net assets	$382,364	$369,031	$13,333	3.6
Net asset value per common share	11.52	11.17	0.35	3.1
Number of portfolio companies	28	28	—	—

(A)

Inclusive of: $3.6 million, or $0.11 per weighted-average common share, and $1.8 million, or $0.05 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended March 31, 2021 and December 31, 2020; and $5.0 million, or $0.15 per weighted-average common share, and $(6.7) million, or $(0.21) per weighted-average common share, of capital gains-based incentive fees accrued/(reversed) during the year ended March 31, 2021 and the year ended March 31, 2020, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

(B)

See Non-GAAP Financial Measure — Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)

Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter: During the quarter ended March 31, 2021, the following significant events occurred:

•	Portfolio Activity:

•	Invested $5.7 million in various existing portfolio companies.

•	Distributions and Dividends:

•	Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of January, February, and March 2021:

•	$0.07 per common share; and

•	$0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (Nasdaq: GAINL) (“Series E Term Preferred Stock”).

•	Paid $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”) for each of January and February 2021.

•	Paid $0.008680555 per share to holders of our Series D Term Preferred Stock for the period from March 1, 2021 up to, but excluding, the redemption date of March 3, 2021.

•	Financing Activity:

•	Issued publicly-traded, 5.00% Notes due 2026 (Nasdaq: GAINN) with a total principal amount of $127.9 million.

•	Voluntarily redeemed all outstanding shares of our Series D Term Preferred Stock for a total liquidation preference of $57.5 million.

•	Amended our credit facility, including extending the maturity date to February 2026 and extending the COVID-19 Relief Period (as defined in the credit facility).

Fourth Quarter Results: Net investment income for the quarters ended March 31, 2021 and December 31, 2020 was $3.1 million, or $0.09 per weighted-average common share, and $6.3 million, or $0.19 per weighted-average common share, respectively. This decrease was a result of an increase in total expenses, net of credits, and, to a lesser extent, a decrease in total investment income, quarter over quarter.

Total investment income during the quarters ended March 31, 2021 and December 31, 2020 was $16.7 million and $17.4 million, respectively. The quarter over quarter decrease was primarily due to a $1.2 million decrease in dividend and success fee income, the timing of which can be variable, partially offset by a $0.5 million increase in interest income.

Total expenses, net of credits, during the quarters ended March 31, 2021 and December 31, 2020, were $13.6 million and $11.1 million, respectively. The quarter over quarter increase was primarily a result of a $1.8 million increase in the capital gains-based incentive fees in the current quarter as a result of the net impact of realized and unrealized gains and losses, a $0.5 million increase in professional fees, and a $0.4 million decrease in credits to fees from adviser.

Net asset value per common share as of March 31, 2021 was $11.52, compared to $11.11 as of December 31, 2020. The quarter over quarter increase was primarily due to $17.3 million, or $0.52 per common share, of net unrealized appreciation, and $3.1 million, or $0.09 per common share, of net investment income, partially offset by $7.0 million, or $0.21 per common share, of distributions paid to common shareholders.

Fiscal Year End Results: Net investment income for the fiscal years ended March 31, 2021 and 2020 was $17.9 million, or $0.54 per weighted-average common share, and $36.4 million, or $1.11 per weighted-average common share, respectively. The decrease in net investment income was primarily due to an increase in total expenses, net of credits, and a decrease in total investment income, year over year.

Total investment income for the years ended March 31, 2021 and March 31, 2020 was $56.6 million and $61.9 million, respectively. The year over year decrease was due to a $2.9 million decrease in dividend and success fee income, the timing of which can be variable, as well as a $2.4 million decrease in interest income.

Total expenses, net of credits, during the years ended March 31, 2021 and March 31, 2020, were $38.7 million and $25.6 million, respectively. The year over year increase was primarily due to an $11.8 million increase in the capital gains-based incentive fee as a result of the net impact of realized and unrealized gains and losses year over year. Total expenses, net of credits, were also impacted by a $1.5 million decrease in credit to fees from adviser, and a $0.8 million increase in interest and dividend expense, partially offset by a $0.7 million decrease in other expenses, primarily due to a decrease in bad debt and tax expense.

Net asset value per common share as of March 31, 2021 increased to $11.52, compared to $11.17 as of March 31, 2020. The year over year increase was primarily due to $17.9 million, or $0.54 million per common share, of net investment income, $13.9 million, or $0.42 per common share, of net unrealized appreciation of investments, principally resulting from increased performance of a majority of portfolio companies and an increase in comparable multiples used to estimate the fair value of certain portfolio companies, and $10.6 million, or $0.32 per common share, of net realized gains on investments and other, partially offset by $30.9 million, or $0.93 per common share, of distributions paid to common shareholders.

Subsequent Events: After March 31, 2021, the following significant events occurred:

•

Distributions and dividends: In April 2021, our Board of Directors declared the following monthly and supplemental cash distributions to common stockholders and monthly dividends to holders of our Series E Term Preferred Stock:

Record Date	Payment Date	Distribution per Common Share		Dividend per Share of Series E Term Preferred Stock
April 23, 2021	April 30, 2021	$0.07		$0.13281250
May 19, 2021	May 28, 2021	0.07		0.13281250
June 8, 2021	June 17, 2021	0.06	(A)	—
June 18, 2021	June 30, 2021	0.07		0.13281250

	Total for the Quarter:	$0.27		$0.39843750

(A)	Represents a supplemental distribution to common stockholders.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	March 31, 2021		December 31, 2020
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$3,142	$0.09	$6,255	$0.19
Capital gains-based incentive fee	3,580	0.11	1,754	0.05

Adjusted net investment income	$6,722	$0.20	$8,009	$0.24

	For the year ended
	March 31, 2021		March 31, 2020
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$17,938	$0.54	$36,362	$1.11
Capital gains-based incentive fee	5,032	0.15	(6,718)	(0.21)

Adjusted net investment income	$22,970	$0.69	$29,644	$0.90

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call: The Company will hold its earnings release conference call on Wednesday, May 12, 2021, at 8:30 a.m. EST. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 19, 2021. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13717666. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Annual Report on Form 10-K, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended March 31, 2021, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.